FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-16

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At:09/22/20 16:03:35
To:	[REDACTED]
Subject:	NEW ISSUE CMBS:BANK 2020-BNK28 *PUBLIC IO LAUNCH*

BANK 2020-BNK28 - PUBLIC NEW ISSUE

**IO LAUNCH** $598.643MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	Fitch/KBRA/MDYs	SIZE($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/Aaa(sf)	478.915	T+180
X-B	A-sf/AAA(sf)/NR	119.728	T+165

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$720,172,953
NUMBER OF LOANS:	54
NUMBER OF PROPERTIES:	92
WA CUT-OFF LTV:	51.2%
WA BALLOON LTV:	49.0%
WA U/W NCF DSCR:	3.33x
WA U/W NOI DEBT YIELD:	13.8%
WA MORTGAGE RATE:	3.505%
TOP TEN LOANS %:	64.7%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	363
WA SEASONING (MOS):	2

LOAN SELLERS:	MSMCH (44.6%), BANA (41.1%), WFB (14.3%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY (25.2%), MIXED USE (20.2%), OFFICE (15.8%)

TOP 5 STATES:	NY (33.1%), TX (12.7%), CA (10.6%), WA (9.7%), FL (6.9%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	KEYBANK NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	Today at 4:30pm
ANTICIPATED SETTLEMENT:	SEPTEMBER 30, 2020

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	BANK 2020-BN28
Password:	BK20BN28

Intex:
Dealname:	BNK20B28
Password:	f8oa3p6bbvnednffz

CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON SEPT. 16 AT 1:00PM ET:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCMBNK28
FINAL LINK:	https://www.netroadshow.com/nrs/home/#!/?show=02250ed9

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.